99.1


Officer's Certificate


Re: Morgan Stanley ABS Capital I Inc. Trust 2003-NC9 (the "Trust"), Mortgage Pass-Through Certificates, Series 2003-NC9, issued pursuant to the Pooling and Servicing Agreement, dated as August 1, 2003 (the "Pooling and Servicing Agreement"), by and among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), HomEq Servicing Corporation, as servicer (the "Servicer"), and NC Capital Corporation, as responsible party


I, Arthur Q. Lyon, certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification that:

(i) a review of the activities of the Servicer during the calendar year ending December 31,2003 and of the performance of the Servicer under the Pooling and Servicing Agreement has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement throughout such year.

Date: March 24, 2004
BY: /s/: Arthur Q. Lyon
Arthur Q. Lyon
President